EXHIBIT 11


                         DATA GENERAL CORPORATION

         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands except per share amounts)

                                Quarter Ended	       Nine Months Ended
                             July 1,     June 25,     July 1,     June 25,
                              1995         1994        1995         1994
Primary earnings per share:
Net loss   . . . . . . . . .$(61,384)   $(12,360)    $(48,239)   $(81,440)

Weighted average shares
 outstanding . . . . . . . .  37,192   	  35,915       37,437      35,632

Incremental shares from use
 of treasury stock method for
 stock options . . . . . . .      --	      --	   --          --

Common and common equivalent
 shares, where applicable. .  37,192	  35,915       37,437	   35,632

Net loss per share . . . . .  $(1.65)	  $(0.34)      $(1.29)     $(2.29)

Earnings per share assuming
 full dilution: (a)
Net loss.  . . . . . . . . .$(61,384)	$(12,360)    $(48,329)   $(81,440)

Weighted average shares
 outstanding . . . . . . . .  37,192	  35,915       37,437	   35,632

Incremental shares from use
 of treasury stock method for
 stock options . . . . . . . 	  --	      --           --	       --

Common and common equivalent
 shares assuming full
 dilution. . . . . . . . . .  37,192	  35,915       37,437	   35,632

Net loss per share . . . . .  $(1.65)	  $(0.34)      $(1.29)     $(2.29)

(a) For the quarters and nine-month periods ended July 1, 1995 and June 25, 1994, the assumed conversion of convertible debentures and the use of treasury stock method for stock options, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.